Exhibit 10.22

FINAL AGREEMENT NOV 6 2023

[PORTIONS HEREIN IDENTIFIED BY [***] HAVE BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE EXCLUDED INFORMATION IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.]

INTELLECTUAL PROPERTY LICENSE AGREEMENT

THIS INTELLECTUAL PROPERTY LICENSE AGREEMENT (this “Agreement”) is entered into as of November 13, 2023 (the “Effective Date”), by and between Imricor Medical Systems, Inc., a Delaware corporation (“Licensee”), and Livetec Ingenieurbuero GmbH, a limited liability company formed under the laws of Germany (“Licensor”).

RECITAL

WHEREAS, Licensor is a technology company in the field of healthcare which is engaged in research, development and commercialization of healthcare products and has control of relevant intellectual property; Licensor has developed and successfully markets a system for the ablation of tachyarrhythmias, the HAT-500 System, under the existing MDD approval.

WHEREAS, Licensee is a medical device company in the field of MRI-compatible medical devices; Licensee wishes to become legal manufacturer, manufacture, produce, test, sell and maintain the system for ablation of tachyarrhythmias (the HAT-500 System) under its own name, responsibility, and according to CE (MDR) and FDA (IDE, PMA). Therefore, Licensee wishes to be enabled to (i) modify and further develop the system for ablation of tachyarrhythmias independently of Licensor, (ii) carry out a "re-engineering" of the system so that Licensee can create its own design history file, (iii) independently create technical documentation for IDE, MDR and PMA and independently and autonomously apply for CE (MDR), FDA (IDE, PMA) and other regulatory approvals.

WHEREAS, this Agreement sets forth the terms and conditions upon which Licensor will (a) license to Licensee, certain relevant intellectual property related to HAT-500 RF ablation system, including intellectual property related to the HAT-500 Generator, the HAT-500 Pump the HAT-500 Remote, certain accessories, and certain software (collectively, the “HAT-500 System”); (b) allow Licensee to become a manufacturer of the HAT-500 System; and (c) provide certain support to Licensee with respect to the same.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

Article I.
DEFINITIONS

1.1     “Intellectual Property” means any and all intellectual property rights in the world arising under the laws of any jurisdiction with respect to design, data, methods, technique, know-how, trade secrets or other proprietary rights in technical, scientific, manufacturing, regulatory and other information, recorded in any form, and any and all intellectual property rights relating thereto, whether registered or not, including without limitation copyright, software, including firmware and computer software, as well as object and source code, trademarks, service marks, and any goodwill associated therewith, whether registered, registerable or otherwise and including all applications (or rights to apply), renewals and extensions for such rights, and all improvements, developments, modifications, derivative works, or translations in the foregoing before the Effective Date.

1.2     “IP Assets” means all Intellectual Property that is owned or controlled by Licensor related to the HAT-500 System, including (i) Registered IP (as hereafter defined)and (ii) Copyrights including the software specifically developed for use in the HAT-500 System and the related object code and source code, and (iii) related rights including without limitation derivative works, unregistered rights in designs, trade secrets and all other rights in confidential information (including know-how) and (iv) any other Intellectual Property rights, including all applications (and rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which are owned or controlled by the Licensor, and in each case which are used in the HAT-500 System as currently conducted, relate primarily to or subsist in the HAT-500 System in any part of the world (collectively, “Unregistered IP”), and (v) in each case is listed in Schedule 1.2. ”). Off-the-shelf-software (“OTS”), open source software and other standard software used in the HAT-500 System are not covered by the IP Assets and are not subject to the license granted hereunder.

Article II.
LICENSED IP ASSETS; LICENSE FEE ETC.

2.1    License to IP Assets on Effective Date. On the Effective Date and subject to the terms and conditions contained in this Agreement, Licensor herby grants Licensee a worldwide, non-transferable, and non-exclusive license, without the right to grant sublicenses, to its IP Assets, to the extent reasonably necessary for Licensee to apply for CE (MDR) and FDA (IDE, PMA) approvals for the HAT-500 System. Therefore, this only includes the right to further develop, design, modify, improve, copy, create derivative works, make, have made, manufacture, have manufactured, use, import and export, the IP Assets for this purpose.

2.2    License to IP Assets after Payment of the full License Fee. After payment of the total lump-sum license fee amounting to [***] according to Section 2.5 and subject to the terms and conditions contained in this Agreement, Licensor herby grants Licensee a perpetual, worldwide, irrevocable, solely transferable subject to Section 10.3, and non-exclusive license, , to its IP Assets, to the extent reasonably necessary for Licensee to further develop, design, modify, improve, copy, create derivative works, make, have made, manufacture, have manufactured, use, import and export, market and have marketed, offer to sell, sell, have sold, distribute and have distributed, support and maintain the HAT-500 System. Licensee may only grant sublicenses to its manufacturers, sales partners or any other third parties and only as required within its activities as licensed herein.

2.3    Owner of IP Assets. Licensee hereby acknowledges that, as between Licensor and Licensee, Licensor is the sole and exclusive owner or licensee of all right, title, and interest in and to the IP Assets. Except as set forth herein, Licensee shall not have any right, title, or interest in the IP Assets.

2.4    Status of IP Assets and Developments or Improvements of the IP Assets after the Effective Date. For the avoidance of any doubt, the licenses according to Section 2.1 and Section 2.2 are granted at the technical level and scope of the IP Assets on the Effective Date. Licensor hereby assigns to Licensee, all right, title and interest (including all such Intellectual Property rights) in and to all improvements, developments, modifications, derivative works, or translations, as well as any registrations and pending applications in the foregoing, in and to the IP Assets (collectively “Improvements”) as of the Effective Date, and Licensee accepts this assignment for its own use and benefit, and for the use and benefit of its successors, assigns, or other legal representatives. Licensee shall have the sole right (but not obligation) to file, prosecute, and maintain, at Licensee’s sole cost and expense, all Intellectual Property in and to the Improvements. Licensee shall solely own all Improvements developed after the Effective Date by Liscensee. For the avoidance of any doubt, Licensor shall solely own all Improvements developed after the Effective Date by Licensor.

2.5    License fee.

(a)    License fee. The total consideration for the IP Assets is a lump-sum license fee amounting to [***] net (the “License Fee”), to be paid and delivered by Licensee to Licensor in accordance with the following schedule, but subject to the terms of Section 2.12 hereof:

(i)    [***] ([***] minus [***]) on the Effective Date;

(ii)    [***] on November 30, 2023;

(iii)    [***] on December 31, 2023;

(iv)    [***] on January 31, 2024;

(v)    [***] on February 28, 2024;

(vi)    [***] onJune 30, 2024; and

(vii)    [***] on December 31, 2024.

(b)    Payment. Licensee shall pay the License Fee to Licensor by wire transfer of immediately available funds, to an account or accounts designated by Licensor in writing to Licensee on or prior to each date set forth in Section 2.5(a) above.

2.6    No Assumption of Liabilities. Licensee shall in no event assume or be responsible for any liabilities or obligations of Licensor of any kind, whether known or unknown, contingent, matured or otherwise, arising out of or relating to Licensor’s ownership or operation of the IP Assets before the Effective Date, except for those outlined in Sections 2.5 through 2.11 of this Agreement. Licensor shall in no event assume or be responsible for any liabilities or obligations arising out of or relating to Licensee’s entitlement to or operation of the IP Assets on or after the Effective Date, except for those outlined in Sections 2.4 through 2.10 of this Agreement.

2.7    Transfer Taxes. Each Party shall bear and pay their own costs regarding transfer, documentary, sales, use, stamp, registration, value added, withholding and other such taxes and fees (including any penalties and interest), if any, incurred in connection with this Agreement and the documents to be delivered hereunder.

2.8    Enforcement; Defense. Licensor and Licensee shall promptly give notice in writing to each other of any known actual or potential third party infringement of the IP Assets. If Licensor decides to pursue an action for third party infringement of the IP Assets, Licensor agrees to enter into negotiations with Licensee regarding how to enforce the allegedly infringed IP, including such considerations as shared legal costs and recovered damages. Any non-exclusive license that Licensor grants to an actual or potential infringer, or as part of a settlement of allegations of infringement, must be for terms no more favorable than the terms granted to Licensee under this Agreement. For the avoidance of any doubt, Licensor is not obligated to pursue an action for third party infringement of the IP Assets. In the event a third party infringes the Licensor’s IP Assets and Licensor fails to commence formal legal action seeking to enjoin said infringement within sixty (60) days of knowledge of said infringement, then Licensee may at its option elect (but is not obligated) toprosecute such infringement under Licensee’s sole control at Licensee’s expense (if Licensor chooses not to intervene voluntarily, but Licensor is a necessary party to the action, then Licensee may join Licensor in the litigation).

2.9    No Affect on Existing HAT-500 System. For clarity, the terms and conditions of this Agreement and the transactions contemplated hereby will not affect the existing current HAT-500 System of Licensor which is subject to the MDD (EU Medical Device Directive) rules and requirements.

2.10    Certain Obligations of Licensee. For the avoidance of doubt, following the Effective Date Licensee shall be solely responsible for the CE (MDR) and FDA (IDE, PMA) process with respect to the HAT-500 System, including CE (MDR) and FDA (IDE, PMA) approval, manufacturing and sale of the same. The parties are aware that the CE (MDR) and FDA (IDE, PMA) approval process is associated with some risks. However, the payment of the license fee according to Section 2.5(a) shall be made in full on the dates set forth in Section 2.5(a) irrespective or whether Licensee has successfully obtained CE (MDR) and FDA (IDE, PMA) approvals at that time. For the avoidance of doubt, the Licensee has the right, but not the obligation, to apply for and obtain other regulatory approvals with respect to the HAT-500 Sytem from any countries or jurisdictions of its choice.

2.11    OTS, Open Source and Other Standard Software. Licensee is obligated to license the required third party licenses for OTS, open source and other standard software which are used in the HAT-500 System as currently conducted in any part of the world that are listed in Schedule 2.12 and which are not included in the IP Assets.

2.12    Freedom to Operate Analysis. Following the execution of this Agreement, the parties agree that Licensee shall engage an intellectual property counsel to perform a freedom to operate analysis relating to exploitation of the IP Assets (the “FTO”) in the United States of America.
Licensor will provide reasonable assistance to Licensee with respect to the FTO and Licensor shall pay Licensee [***] towards the cost of the FTO, which amount will be deducted from the License Fee payable by Licensee to Licensor on the Effective Date (as shown in Section 2.5(a)(i) above).
For the avoidance of doubt, Licensee shall be obligated to pay the Licence Fees according to Section 2.5(a) until Licensee (and Licensor) receives the completed FTO. The FTO must be completed by February 29, 2024.
If the FTO is not acceptable to Licensee in its sole discretion, this Agreement shall terminate immediately upon the delivery of notice of termination by Licensee to Licensor and Licensor shall refund to Licensee License Fees paid to Licensor by Licensee prior to such date of termination according to Section 2.5 (a) (ii) – (vii). For the avoidance of doubt, Licensee shall not be entitled to use the IP Assets according to Section 2.1 and Section 2.2 if Licensor refunds the License Fee.

Article III.
EXECUTION

3.1    Effective Date. The execution of this Agreement will be on the Effective Date, through the remote exchange of electronic copies of executed documents.

3.2    Licensor Deliverables. After the first installment of the License Fee pursuant to Section 2.3(a)(i), the Licensor will deliver or cause to be delivered the IP Assets to Licensee.

3.3    Licensee Deliverables. At the Effective Date, Licensee will deliver or cause to be delivered the first installment of the License Fee pursuant to Section 2.3(a)(i) to Licensor.

Article IV.
DECLARATIONS OF LICENSOR

4.1    Organization; Authority; Enforceability. Licensor is a limited liability corporation, duly incorporated, validly existing and in good standing under the laws of Germany. Licensor has all necessary corporate power and authority to execute and deliver this Agreement. Licensor has taken all action required by law, its governing documents and otherwise to authorize Licensor’s execution, delivery and performance of this Agreement. Licensor has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery of this Agreement by Licensor, this Agreement constitutes the legal and valid binding obligation of Licensor enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and to general principles of equity.

4.2    No Conflicts; No Consents. To the best knowledge of Licensor, no prior notice to, or consent or approval from, a German court or other German governmental authority is required in connection with Licensor’s execution and performance of this Agreement and the other documents contemplated hereunder and to complete the transactions contemplated by this Agreement. The execution and performance of this Agreement and the other documents contemplated hereunder and to complete the transactions contemplated by this Agreement by Licensor will not violate German law.

4.3    Intellectual Property.

(a)    IP Assets. Schedule 1.2 sets forth an accurate and complete list of (i) all registered Marks, pending applications for registration of Marks included in the IP Assets (collectively, the “Registered IP”) and (ii) all Unregistered IP (such as Know-how and copyrights including software programs) included in the IP Assets. For the avoidance of any doubt, OTS, open source software and other standard software used in the HAT-500 System are not covered by the IP Assets. Therefore, this Section 4.3 does not apply to OTS, open source software and other standard software.

(b)    Title. To Licensor’s best knowledge, Licensor owns all and has adequate, valid and enforceable, right, title and interest including all intellectual property rights, in and to the IP Assets, free and clear of all encumbrances, or is the recipient of a valid license thereto. All IP Assets are valid, subsisting and in full force and effect. Licensee acknowledges that certain parts of the licensed IP Assets, in particular the trademarks licensed hereunder and some of the licensed know-how, is property of Osypka AG, Rheinfelden, Germany. Licensor and Osypka AG have entered into a valid license agreement prior to this Agreement, in which Osypka AG expressly agrees to the licensing and sublicensing of its trademarks and know-how, and all related intellectual property, under this Agreement.

(c)    To Licensor’s best knowledge, Licensor’s prior and current use of the IP Assets has not and does not infringe, violate, dilute or misappropriate the intellectual property rights of any person or entity and there are no claims pending or threatened by any person or entity with respect to the ownership, validity, enforceability, effectiveness or use of the IP Assets. To Licensor’s best knowledge, no person or entity is infringing, misappropriating, diluting or otherwise violating any of the IP Assets, and Licensor has not made or asserted any claim, demand or notice against any person or entity alleging any such infringement, misappropriation, dilution or other violation. Licensor agrees to not take any action that would, or fail to take any action the failure of which would, cause directly any of its Intellectual Property in the IP Assets to enter the public domain .

(d)    For the avoidance of any doubt, Licensor does not warrant or guarantee (i) the commercial success of the HAT-500 System, or (ii) that the CE (MDR) and FDA (IDE, PMA) approval will be granted for the HAT-500 System. Moreover, with respect to their scope and technical level, the IP Assets are licensed as of the Effective Date Licensor shall in particular not be liable for the technical feasibility and usability of the IP Assets.

(e)    Employees. All employees, contractors and consultants of Licensor have entered into valid and binding agreements with Licensor sufficient to vest title in Licensor of all IP Assets created by such employees, contractors or consultants in the scope of their employment or consultancy, to the extent required by applicable law.

(f)    Software. To Licensor’s best knowledge, Licensor owns or has the right to use, disclose and license, all software, software systems and databases and all other information systems included in the IP Assets. None of the IP Assets contain any computer code or other mechanism of any kind designed to disrupt, disable or harm in any manner the operation of any software or hardware or other business processes or to misuse, gain unauthorized access to or misappropriate any business or personal information, including worms, bombs, backdoors, clocks, timers or other disabling device code or designs or routines that cause software or information to be erased, inoperable or otherwise incapable of being used, either automatically, with the passage of time or upon command.

4.4    Litigation. To Licensor’s best knowledge, there is no claim, action, arbitration, inquiry, investigation, suit or proceeding (“Action”) pending against Licensor. There are no judgments, decrees, injunctions or orders of any court, governmental body, department, commission, agency, instrumentality or arbitrator against Licensor affecting the IP Assets. Licensee acknowledges that Licensor has not conducted any research regarding third party IP or Licensor’s freedom to operate with respect to the IP Assets.

Article V.
DECLARATIONS OF LICENSEE

5.1    Organization; Authority; Enforceability. Licensee is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Licensee has all necessary corporate power and authority to execute and deliver this Agreement and to complete the transactions contemplated by this Agreement. Licensee has taken all action required by law, its governing documents and otherwise to authorize Licensee’s execution, delivery and performance of this Agreement. Licensee has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery of this Agreement by Licensor, this Agreement constitutes the legal and valid binding obligation of Licensee enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and to general principles of equity.

5.2    No Conflicts; No Consents. No notice to, or consent or approval from, any court or other governmental authority is required in connection with the Licensee’s execution and performance of this Agreement. The execution and performance of this Agreement by the Licensee will not violate any applicable law, Licensee’s organizational documents or any agreements to which the Licensee is bound. No authorization, approval, consent of, or filing with any governmental body, department, bureau, agency, authority is required for the consummation by Licensee of the transactions contemplated by this Agreement.

Article VI.
COVENANTS

6.1    Licensee Commitment to Purchase Systems; Licensor Training.

(a)    Following the Effective Date, Licensee shall order and purchase from Licensor six (6) HAT-500 Systems at a purchase price of [***] per system. Licensee hereby further agrees that it will prepay to Licensor, at the time of order, 30% of the total purchase price for each order of said HAT-500 Systems.

(b)    In connection with Licensee’s purchase of the HAT-500 Systems pursuant to Section 6.1(a) above, Licensor agrees to invite Licensee’s staff to Licensor’s manufacturing facilities to observe the manufacture of the HAT-500 Systems, during which time Licensor shall also provide education and training to Licensee’s staff with respect to such manufacturing process, according to Schedule 6.1(b).

6.2    Licensor Technical Support. Following the Effective Date, Licensor hereby agrees to provide Licensee with the technical support services listed on Schedule 6.1(b) until 31 December 2024.

Article VII.
INDEMNIFICATION

7.1    Limitation Period. Subject to the limitations and other provisions of this Agreement, any claims to remedies or indemnification of Licensee shall become statute-barred at the date that is twelve (12) months from the Effective Date.

Indemnification by Licensor. Subject to the other terms and conditions of this Section 7 and to the extent permitted by applicable law, Licensor shall not be liable to Licensee for any indirect, punitive, consequential, incidental or special damages or loss of profits, whether based on a contract or tort, or arising under applicable law or otherwise, except in case of willful misconduct. For the avoidance of any doubt, and to the extent permitted by applicable law, Licensor shall in particular not be liable for (i) CE (MDR) and FDA (IDE, PMA) approval, (ii) the commercial success of the HAT-500 System, and (iii) any infringement of third party Intellectual Property by the IP Assets, if the third party Intellectual Property is published or becomes otherwise known to Licensor or Licensee after the Effective Date.

Indemnification by Licensee. Subject to the other terms and conditions of this Section 7 and to the extent permitted by applicable law, Licensee shall defend, indemnify and hold harmless Licensor its managers, directors, and employees (“Licensor Indemnified Parties”) from and against any and all Losses, incurred or sustained by, or imposed upon, Licensor based upon, arising out of, with respect to or by reason of any material breach or material non-fulfillment of any covenant, agreement or obligation to be performed by Licensee pursuant to this Agreement or any document to be delivered hereunder.

7.2    Indemnification Procedures. In case of any claim that is subject to indemnification under this Agreement, the party that is indemnified (“Indemnitee”) shall provide the indemnifying party (“Indemnitor”) reasonably prompt notice of the relevant claim. Indemnitor shall defend and/or settle, at its own expense, any demand, action, or suit on any claim subject to indemnification under this Agreement. Each party shall cooperate in good faith with the other to facilitate the defense of any such claim and shall tender the defense and settlement of any action or proceeding covered by this Section 7 to the Indemnitor upon request. Claims may be settled without the consent of the Indemnitee, unless the settlement includes an admission of wrongdoing, fault or liability.

7.3    Mitigation. Licensee and Licensor Indemnified Party shall use commercially reasonable efforts to mitigate all Losses upon becoming aware of the circumstances from which any such Losses arise. The amount of any Losses for which indemnification is provided under this Section 7 will be reduced to take into account: (a) any insurance, indemnification, contribution or reimbursement proceeds actually realized and paid (less recovery costs incurred) by and to the Licensee or Licensor Indemnified Party in respect of such Losses under applicable insurance policies (other than self-insurance) or other arrangements, which such Licensee or Licensor Indemnified Party shall use commercially reasonable efforts to pursue; and (b) any tax benefit actually realized in connection with such Losses.

7.4    Indemnification Payments and Limitations. Notwithstanding anything to the contrary set forth herein, the maximum amount of any and all Losses for which either party will be required to provide indemnification for hereunder with respect to its indemnification obligations under this Section 7 shall not exceed, in the aggregate, one hundred percent (100%) of the total value of the License Fee.

7.5    Tax Treatment of Indemnification Payments. All indemnification payments made by Licensor under this Agreement shall be treated by the parties as an adjustment to the License Fee for tax purposes, unless otherwise required by applicable law.

7.6    Exclusive Remedies. Licensee acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Section 7. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action for any breach of any agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their affiliates and each of their respective representatives arising under or based upon any applicable law, except pursuant to the indemnification provisions set forth in this Section 7. Nothing in this Section 7 shall limit or exclude each Party's liability for (i) death or personal injury; (ii) any fraud or any sort of liability that, by law, cannot be limited or excluded.

Article VIII.

CONFIDENTIALITY

8.1    Confidentiality. Each Party (“Receiving Party”) may have access and exposure to, or may develop or may have developed, confidential, secret and/or proprietary information that pertains to the other Party (“Originating Party”), or that pertains to any of the Originating Party’s affiliates, employees, clients or customers, consultants, business associates, suppliers, or licensors (“Confidential Information”).

(a)         Exclusions. Confidential Information does not include information that: (i) passes into the public domain other than through the Receiving Party’s acts or omissions; or (ii) is obtained from a third party who did not acquire the information under an obligation of confidentiality.

(b)         Protection of Confidential Information. Each Party will: (i) not use, disseminate, or in any way disclose the Confidential Information of the Originating Party at any time except as required in the course of its involvement in, and in furtherance of the interests of the Originating Party; (ii) maintain the Confidential Information of the Originating Party with the same degree of care that it treats its own confidential information; and (iii) limit disclosure of the Confidential Information of the Originating Party on a need to know basis to employees and employees of subcontractors who have signed an agreement of nondisclosure and for whom permission has been granted by the Originating Party. The confidentiality obligations shall not apply to the extent disclosure is required by applicable law, regulation, or court order; so long as the Receiving Party gives the Originating Party prompt written notice and sufficient opportunity to object to the disclosure, or to request confidential treatment of the disclosure. A party may make Confidential Information available to those authorities responsible for the CE (MDR) and FDA (IDE, PMA) approval, provided that the authorities are obligated to maintain confidentiality, and require the information for the CE (MDR) and FDA (IDE, PMA) approval. The confidentiality obligations under this Agreement will continue for a period of ten (10) years after termination of this Agreement.

(c)         Return of Information. Upon request or termination of this Agreement, the Receiving Party will immediately deliver to the Originating Party all copies of any and all materials and writings received from, created for, or belonging to the other Party including, but not limited to, those which relate to or contain Confidential Information, all tangible media of expression in the Receiving Party’s possession which incorporate Confidential Information or otherwise relate to the licenses as provided above, and written certification of compliance with the obligations under this Article VIII. Confidential Information that must be retained by law as well as necessary back-up copies forming part of the centralised data back-up insofar as they cannot reasonably be deleted, are exempt from this obligation, as is one archive copy. The confidentiallity obligation provided herin shall continue to apply to all retained Information.

(d)          No Violation of Rights of Third Parties. Each Party agrees that it does not and will not breach any agreement to keep in confidence proprietary information, knowledge, or data acquired from third parties prior to the Effective Date, and it will not disclose any confidential or proprietary information or material belonging to third parties. Each Party agrees not to enter into any agreement, whether written or oral, in conflict with the provisions of this Agreement.

Article IX.

TERM AND TERMINATION

9.1    Term. Unless terminated according to Section 2.12 above or Section 9.2 below, this Agreement shall remain in effect in perpetuity.

9.2    Termination. In the event that either Party ("Breaching Party") commits a material breach or default of any of its obligations hereunder the other Party hereto ("Non-Breaching Party") may give the Breaching Party written notice of such material breach or default, and may request that such material breach or default be cured as soon as reasonably practicable. In the event that the Breaching Party fails to cure such breach or default within sixty (60) calendar days after the date of the Non-Breaching Party's notice thereof, the Non-Breaching Party may terminate this Agreement by giving written notice of termination to the Breaching Party. In the event the Breaching Party will be unable to cure the breach or if such cure is impossible, this Agreement may be terminated by the Non-Breaching Party with immediate effect.

Article X.
MISCELLANEOUS PROVISIONS

10.1    Entire Agreement; Amendment. This Agreement embodies all of the understandings, representations, warranties and agreements of the parties hereto with respect to the subject matter hereof, and all prior understandings, representations, warranties and agreements (whether oral or written) with respect to such subject matter are replaced and superseded by this Agreement. This Agreement may not be amended or modified except by a written instrument executed by both parties.

10.2    Change of Control. Change of Control of a party shall mean any of the following: (i) a change in the ownership of the party stemming from the purchase of more than 50 percent of the voting shares or the rights to acquire such shares; (ii) any direct or indirect sale or transfer of substantially all of the assets of the party; (iii) a plan of liquidation or an executed agreement for the sale on liquidation of the party; or (iv) the board or empowered managing committee of the party declares that a change of control has occurred.

10.3    Assignment; Survival. Neither party shall assign all or any portion of this Agreement without the other party’s written consent, which consent shall not be unreasonably withheld; provided, however, that either party may, without such consent, assign this Agreement, in whole or in part, in connection with the Change of Control of that party. This Agreement shall bind and inure to the benefit of the successors and permitted assigns of the respective parties. Any assignment or transfer not in accordance with this Agreement shall be void. In order that the parties may fully exercise their rights and perform their obligations arising under the Agreement, any provisions of the Agreement that are required to ensure such exercise or performance (including any obligation accrued as of the termination date) shall survive termination of the Agreement.

10.4    Expenses. Each of the parties hereto will bear its own costs, fees and expenses in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including fees, commissions and expenses payable to consultants, brokers, attorneys, accountants and other professionals, whether or not the transactions contemplated herein are consummated. The foregoing shall not affect the legal right, if any, that any party hereto may have to recover expenses from any other party that breaches its obligations hereunder.

10.5    Notices. All notices, requests, demands and other communications required or permitted hereunder must be made in writing and will be deemed to have been duly given and effective: (a) on the date of delivery, if delivered personally; (b) on the date of transmission, if sent by electronic mail, return receipt requested; or (c) on the date of requested delivery if sent by a recognized overnight courier:

If to Licensor, to:                         livetec Ingenieurbuero GmbH

Marie-Curie-Strasse 8

79539 Loerrach, Germany

With a copy to (which shall not constitute notice):

Bender Harrer Krevet Rechtsanwälte Partnerschaft mbB

Humboldtstraße 3

79539 Loeerach, Germany

Attn: Beate Pikolin; Dr. Felix Jehle

Email:

If to Licensee, to:                         Imricor Medical Systems, Inc.

400 Gateway Blvd.

Burnsville, MN 55337

Attn: Chief Executive Officer

With a copy to (which shall not constitute notice):

Fox Rothschild LLP

33 South 6th Street

Suite 3600

Minneapolis, MN 55402

Attn: Patrice Kloss

Email:

or to such other person or address as a party may furnish to the other party in writing in accordance with this Section 10.5.

10.6    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany, without giving effect to any conflict of laws principles.

10.7    Further Assurances. Following the Effective Date, the parties shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transaction contemplated by this Agreement and the documents to be delivered hereunder.

10.8    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and both of which taken together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com)) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

10.9    Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economics or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon determination that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement, as applicable, so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

10.10    Jurisdiction. Place of jurisdiction for all disputes arising from this contract is exclusively Freiburg im Breisgau.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Intellectual Property License Agreement to be duly executed as of the day and year first above written.

LICENSEE:

IMRICOR MEDICAL SYSTEMS, INC.

By: /s/ Steve Wedan

Name: Steve Wedan

Title: Chief Executive Officer

LICENSOR:

LIVETEC INGENIEURBUERO GMBH

By: /s/ Michael Schirmeier

Name: Michael Schirmeier

Title: CEO

[Signature Page to Intellectual Property License Agreement]

SCHEDULE 1.2

Licensed ASSETS

SCHEDULE 2.11

OTS, Open-Source and other Software used in the HAT-500 System

SCHEDULE 6.1(b)

TECHNICAL SUPPORT